Exhibit 10.12

Compensatory Arrangements for Named Executive Officers

We are an “at will” employer and do not provide written employment agreements to any of its employees. However, employees, including NEO, receive: (a) cash compensation (i.e., base salary, and, for exempt employees, “variable” or “at risk” short-term incentive compensation); (b) retirement-related benefits (i.e., the Qualified Defined Benefit Plan; the Qualified Defined Contribution Plan; and the Nonqualified Defined Benefit Portion of the Benefit Equalization Plan (“DB BEP”)) and (c) health and welfare programs and other benefits. Other benefits, which are available to all regular employees, include medical, dental, vision care, life, business travel accident, and short and long term disability insurance, flexible spending accounts, an employee assistance program, educational development assistance, voluntary life insurance, long term care insurance, fitness club reimbursement and severance pay.

An additional benefit offered to all officers, age 40 or greater, or who are at Vice President rank or above, is a physical examination every 18 months.

The annual base salaries for the NEOs are as follows (in whole dollars):

	2014 (1)	2013 (2)
Alfred A. DelliBovi	$827,695	$793,952

José R. González *	$687,500	—

Peter S. Leung	$514,077	$497,895

Paul B. Héroux	$365,530	$354,024

John F. Edelen	$368,458	$356,860

Kevin M. Neylan	$405,995	$375,053

(1)           Figures represent salaries approved by our Board of Directors for the year 2014.

(2)           Figures represent salaries approved by our Board of Directors for the year 2013.

* As reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission on March 20, 2014, Mr. José R. González will become President and Chief Executive Officer of the Bank effective immediately upon the retirement of current President and Chief Executive Officer Alfred A. DelliBovi at the close of Bank business on April 1, 2014.  The reported figure of $687,500 represents (a) $650,000, which reflects Mr. González’ Board-approved salary as Executive Vice President from January 1, 2014 through the close of business on April 1, 2014, and (b) $ 700,000, which reflects Mr. Gonzalez’ Board-approved salary as President and Chief Executive Officer for the remainder of 2014.

The 2014 increases in the base salaries of the NEOs from 2013 were based on their 2013 performance.

A performance-based merit increase program exists for all employees, including NEOs that have a direct impact on base pay. Generally, employees receive merit increases on an annual basis. Such merit increases are based upon the attainment of a performance rating of “Outstanding,” “Exceeds Requirements,” or “Meets Requirements” achieved on individual performance evaluations. Merit guidelines are determined each year and distributed to managers. These guidelines establish the maximum merit increase percentage permissible for employee performance during that year. In November of 2013, the C&HR Committee determined that merit-related officer base pay increases for 2014 would be 2.5% for officers rated ‘Meets Requirements’; 3.25% for officers rated ‘Exceeds Requirements’; and 4.25% for officers rated ‘Outstanding’ for their performance in 2013.

More information about compensation arrangements can be found in Item 11 of the Annual Report on Form 10-K.